Exhibit 99.1

Gaia Reports Second Quarter 2017 Results

Paying Subscribers Increase 64%

BOULDER, CO, August 7, 2017 — Gaia, Inc. (NASDAQ: GAIA), a conscious media company, reported financial results for the second quarter ended June 30, 2017.

Second Quarter 2017 vs. Same Year-Ago Quarter

▪	64% subscriber growth generated 68% increase in streaming revenues to $6.1 million
▪	Total revenues up 56% to $6.6 million
▪	Gross margin up 390 basis points to 86.1%

“The momentum in our business has continued to strengthen as we again exceeded our accelerated subscriber growth target, while customer acquisition costs continue to track below plan,” said Jirka Rysavy, Gaia’s CEO. “We also continued to grow our content library, ending the quarter at 8,000 titles.”

Gaia’s special report “Unearthing Nazca,” part of a new series exploring a rare archeological discovery in Peru, has garnered over 60 million views on Gaia’s website, YouTube and other social channels. While initial discoveries are provided free of charge, this level of views demonstrates the size of the market interested in Gaia’s content.

Gaia’s paying subscriber count increased 64% to 277,800 on June 30, 2017 from 169,500 on June 30, 2016. This follows 58% year-over-year subscriber growth in the first quarter of 2017 and 45% growth in the second quarter of 2016. The company expects to further increase its year over year subscriber growth rate to 70% during the third quarter of 2017.

Second Quarter 2017 Financial Results

Total revenues in the second quarter increased 56% to $6.6 million from $4.2 million in the same year-ago quarter. This was due to 68% growth in streaming revenues, which was driven by the 64% increase in paying subscribers versus June 30, 2016.

Gross profit in the second quarter increased 64% to $5.6 million compared to $3.5 million in the year-ago quarter. Gross margin increased 390 basis points to 86.1% from 82.2% in the second quarter of 2016 due to increased revenues and the related leverage on streaming costs and Gaia’s media library.

Total operating expenses in the second quarter were $12.0 million compared to $6.4 million in the year-ago quarter. The increase was due to the planned increase in marketing expenses associated with the announced acceleration of subscriber growth throughout 2017.

Net loss in the second quarter was $6.3 million or $0.42 per share, compared to a net loss of $2.4 million or $0.10 per share in the year-ago quarter. The 2017 per share amount reflects Gaia’s repurchase of approximately 40% of its outstanding shares in July 2016.

As of June 30, 2017, the company had $36.9 million in cash, an unencumbered corporate campus and no debt.

Conference Call

Gaia is hosting a conference call today, August 7, 2017, beginning at 4:30 p.m. ET (2:30 p.m. MT). The conference call dial-in numbers are (888) 211-9963 (or (719) 325-2354 for international callers), passcode 5339575. Questions will be reserved for analysts and investors. If you have any difficulty connecting with the conference call, please contact Liolios at (949) 574-3860. Following the completion of today’s conference call, a replay will be available until August 21, 2017 by dialing (844) 512-2921 (or (412) 317-6671 for international callers), passcode 5339575.

About Gaia

Gaia is a global video streaming service and online community that provides curated conscious media in three primary channels—Seeking Truth, Transformation and Yoga—to its subscribers in over 150 countries. Over 90% of its 8,000 titles are available for streaming exclusively on Gaia through most devices connected to the Internet and approximately 80% of the views are generated by content produced or owned by Gaia. For more information about Gaia, visit www.gaia.com.

Forward-Looking Statements

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “believe,” “will,” or comparable terminology or by discussions of strategy. While Gaia believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, history of operating losses, general economic conditions, competition, changing consumer preferences, acquisitions, new initiatives undertaken by us, costs of acquiring new subscribers, subscriber retention rates, and other risks and uncertainties included in Gaia’s filings with the Securities and Exchange Commission. Gaia assumes no duty to update any forward-looking statements.

Contacts

Paul Tarell

Gaia, Inc.

(303) 222-3330

Paul.Tarell@gaia.com

Cody Slach

Liolios Investor Relations

(949) 574-3860

GAIA@liolios.com

GAIA, INC.

Condensed consolidated statements of operations

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands, except per share data)	2017	2016	2017	2016
	(unaudited)		(unaudited)
Net revenues
Streaming	$6,057	$3,610	$11,266	$6,839
DVD subscription and other	501	588	1,076	1,189
Total net revenues	6,558	4,198	12,342	8,028
Cost of revenues
Streaming	844	667	1,585	1,316
DVD subscription and other	67	80	145	144
Total cost of revenues	911	747	1,730	1,460
Gross profit	5,647	3,451	10,612	6,568
Expenses:
Selling and operating	10,562	4,992	21,028	10,847
Corporate, general and administration	1,439	1,426	2,792	2,776
Total operating expenses	12,001	6,418	23,820	13,623
Loss from operations	(6,354)	(2,967)	(13,208)	(7,055)
Interest and other (expense) income, net	44	(117)	88	(153)
Loss before income taxes	(6,310)	(3,084)	(13,120)	(7,208)
Income tax expense (benefit)	-	1	(629)	2
Loss from continuing operations	(6,310)	(3,085)	(12,491)	(7,210)
Income (loss) from discontinued operations, net of tax	-	646	-	(2,854)
Net loss	$(6,310)	$(2,439)	$(12,491)	$(10,064)
Income (loss) per share—basic and diluted:
Continuing operations	$(0.42)	$(0.13)	$(0.82)	$(0.29)
Discontinued operations	—	0.03	—	(0.12)
Basic and diluted net loss per share	$(0.42)	$(0.10)	$(0.82)	$(0.41)
Weighted-average shares outstanding:
Basic and diluted	15,157	24,580	15,155	24,555

GAIA, INC.

Condensed consolidated balance sheets

	June 30,	December 31,
(in thousands, except share and per share data)	2017	2016
	(unaudited)
ASSETS
Current assets:
Cash	$36,861	$54,027
Accounts receivable	788	554
Prepaid expenses and other current assets	1,360	1,303
Total current assets	39,009	55,884

Building and land, net	16,575	16,896
Media library, software and equipment, net	16,593	12,861
Goodwill	10,609	10,609
Investments and other assets	11,001	10,946
Total assets	$93,787	$107,196
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$4,674	$6,672
Deferred revenue	3,178	2,434
Total current liabilities	7,852	9,106
Deferred taxes	—	553
Contingencies
Equity	85,935	97,537
Total liabilities and equity	$93,787	$107,196

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